Exhibit 99.1

LSEB Creative Announces Plans for $5 Million Capital Raise

January 13, 2025 – LSEB Creative Corp. (OTCQB: LSEB) (the “Company”), a visionary new entrant in the fashion sector, announces the Company is actively pursuing a capital raise of a minimum $5 million USD to accredited investors through a series of tranches subject to satisfaction of closing conditions. The Company expects to enter into an Equity Financing Agreement in the coming weeks with more disclosure regarding pricing and conditions.

The Company intends to use the net proceeds from the private placement primarily for costs directly related to sales and marketing, for research and development, working capital and general corporate purposes, including the costs of operating as a public company. The intent of the capital raise is to begin to position the Company to meet the uplist requirements to Nasdaq.

The Company believes there are many advantages to uplisting from the OTCQB to Nasdaq. Key benefits may include increased visibility and credibility, access to capital, increased trading volume and liquidity, and improved valuation and stock performance. Nasdaq is one of the largest well-known stock exchanges globally, and listing on Nasdaq can attract a larger pool of institutional and retail investors who may not have considered investing in a company on a smaller exchange. Companies listed on Nasdaq are often viewed as more established, credible, and reputable due to the stringent listing requirements and rigorous financial reporting standards, which can lead to a stronger public image. In addition, companies listed on Nasdaq can more readily access capital through secondary offerings, as investors may be more willing to buy shares of a company listed on a major exchange. This is particularly important for LSEB as we are looking to expand and fund new projects. Furthermore, Nasdaq offers a highly liquid marketplace, making it easier for the Company to raise funds and for investors to trade our shares. Greater liquidity can also attract institutional investors who typically prefer markets with higher trading volumes.

The Company is in the initial stages of executing its plan to qualify for an uplist to Nasdaq and there is no guarantee it will be successful in meeting the listing requirements or qualifying for a listing on the Nasdaq exchange.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

LSEB Creative Corp. remains committed to leveraging innovative strategies to elevate its flagship brand while pursuing new opportunities to expand its reach and influence in the global fashion market.

About LSEB Creative Corp.
LSEB Creative Corp. (OTCQB: LSEB) is a visionary new entrant in the fashion sector, redefining luxury swimwear through its flagship brand, Lauren Bentley Swimwear. The Company is dedicated to delivering timeless elegance and unmatched craftsmanship, setting new standards of sophistication and innovation in the industry.

Forward-Looking Statements

Certain statements in this document that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of LSEB Creative Corp. to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to: (i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company's ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; and (iii) competitive factors and developments beyond the Company's control.

LSEB Creative Corp.
Lauren Bentley, CEO
info@lsebcreative.com
laurenbentleyswim.com
Instagram: @laurenbentleyswim